Exhibit 23.2

We consent to the inclusion in the Registration Statement (Form S-1/A2) of Green Automotive Company of our report dated June 27, 2012, with respect to the balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2011 and 2010 to be included in this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA

City, State

November 29, 2013

Date